EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of March 31, 2005 by and between AXM Pharma, Inc., a Nevada corporation (the "Company"), and Zhengyu Kong  (the "Employee").

Recitals

The Company desires to employ the Employee from the 1st day of May, 2005 (the "Effective Date") until expiration of the term of this Agreement, and Employee is willing to be employed by the Company during that period, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

1.    Duties

During the term of this Agreement, Employee will be employed by the Company to serve as Chief Operating Officer of AXM Pharma (Shenyang), Inc. ("AXM Shenyang"), a wholly owned, subsidiary of AXM Pharma, Inc.    Employee will report to the Weishi Wang, General Manager and Legal Representative of AXM Shenyang, and to AXM Pharma, Inc.’s CEO, Chet Howard.   As Chief Operating Officer, Employee shall be principally responsible for the marketing and sales within Mainland China; public relations within Mainland China; the implementation of the Company’s China strategy; assisting in new product acquisitions for AXM Shenyang, and management of employees junior to the Employee.   Employee shall also hold the title of President of China Operations of AXM Pharma, Inc.

In addition to the foregoing duties, Employee shall also be responsible for implementing and complying with the policies and strategies that the Board from time to time shall set forth.

The Employee will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Employee's duties under this Agreement and, subject to the supervision and direction of the Company's Senior Management. Unless the parties agree otherwise in writing, during the term of this Agreement, Employee will perform the services contemplated by this Agreement at Company’s representative office located in Beijing, China.  From time to time as necessary, Employee may be required to travel to the Company’s factory in Shenyang, China or to other locations in China on Company business and to visit the United States to attend meetings and participate in other Company-related matters.

Employee is expected to perform his job duties satisfactorily, and Company shall provide Employee with annual performance reviews.  During Employee’s first year, however, Company shall also give Employee an initial review on the sixth month anniversary of his employment with Company.

2.    Term of Employment

2.1

Definitions

For purposes of this Agreement the following terms have the following meanings:

(a)

 "Termination for Cause" means termination by Company of Employee's employment (i) by reason of Employee's willful dishonesty towards, fraud upon, or deliberate  injury or attempted injury to, the Company, (ii) by reason of Employee's gross negligence or intentional misconduct with respect to the performance of Employee's duties under this Agreement or (iii) by reason of Employee's material breach of this  Agreement; provided, however, that no such termination under subsection (iii) above will be deemed to be a Termination for Cause unless the Company has provided  Employee with written notice of what it reasonably believes are the grounds for any Termination  for Cause and Employee fails to take appropriate remedial actions during the thirty-day period following receipt of such written notice.

(b)

 "Termination Other than For Cause" means termination by the Company of Employee’s employment by the Company for reasons other than those that constitute Termination for Cause.

(c)

 "Voluntary Termination" means termination by the Employee of the Employee's employment with the Company, excluding termination by reason of Employee's death or disability as described in Sections 2.5 and 2.6.

2.2   Basic Term

The term of employment of Employee by the Company will commence on the Effective Date and will extend for a period of one (1) year from the date thereof.  The term of this Agreement may extended by the mutual agreement of the parties and, unless terminated in writing at least thirty (30) days prior to the expiration of the term set forth herein shall automatically renew for an additional one-year term on the first anniversary of the Effective Date and on each successive anniversary of the Effective Date unless terminated in writing in accordance with the terms of this Section 2.2.

2.3   Termination for Cause

Termination for Cause may be effected by the Company at any time during the term of this Agreement and may be effected by written notification to Employee.  Notwithstanding the foregoing, no Termination for Cause based on Employee’s material breach of this Agreement [Section 2.1(a)(iii)] will be effective unless Employee has been provided with the prior written notice and opportunity for remedial action described in Section 2.1.  Upon Termination for Cause, Employee is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation, and accrued vacation pay, all to the date of termination.   Employee’s

incentive compensation and bonuses, to the extent earned, shall be paid within thirty (30) days of the date of the termination.

2.4   Termination Other Than for Cause

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Cause at any time upon giving written notice to Employee of such Termination Other Than for Cause.  Such Termination shall be effective immediately upon issuance of the written notice.  Upon any Termination Other Than for Cause, Employee will immediately be paid all accrued salary, severance compensation as provided in Section 4, vested deferred  compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance  with the applicable plan, if any), and accrued vacation pay, all to the date of termination.   Employee’s incentive compensation and bonuses, to the extent earned, shall be paid within thirty (30) days of the date of the termination.

3.    Salary, Benefits and Other Compensation

3.1   Base Salary

As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a "Base Salary," payable in equal monthly installments.  The Base Salary payable to Employee under this Section will be US $20,000.00 per month.  AXM Pharma, Inc. shall pay Employee $17,500 per month and AXM Shenyang shall pay Employee $2,500 per month less any deductions for taxes as described more fully in Section 3.4, below.

3.2

Incentive Bonus Plans

Employee will receive 200,000 incentive employee stock options per year, vesting quarterly.  During the term of his employment under this Agreement, at the Board’s discretion, the Employee will also be eligible to participate in all bonus and incentive plans established by the Board.

3.3

Benefit Plans

During the term of Employee's employment under this Agreement, the Employee is to be eligible to participate in all employee benefit plans to the extent maintained by the Company for its China-based employees, including (without limitation) any life, disability,  accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program.  On termination of the Employee for any reason, the Employee will retain all of Employee's rights to benefits that have vested under such plan, but the Employee's rights to participate in those plans will cease on the Employee's termination unless the termination is a Termination Other Than for Cause, in which case Employee's rights of participation will continue for a period of three (3) months following Employee's termination.

3.4

Withholding of Taxes

The Employee understands that the services to be rendered by Employee under this Agreement will cause the Employee to recognize taxable income, which is considered under applicable Chinese regulations as compensation income subject to the withholding of income tax (and /or other employment taxes).  The Employee hereby consents to the withholding of such taxes as are required by the Company.  The Employee also agrees to pay any and all of the applicable taxes in Mainland China.  The Company and/or AXM Shenyang shall deduct the income tax from Employee’s monthly compensation of $2,500 borne by AXM Shenyang, and shall pay such income tax on behalf of Employee pursuant to the laws or regulations of Mainland China.

3.5         Vacation

During the term of this Agreement, Employee will be entitled to three weeks paid vacation time per year, inclusive of all National Chinese holidays.  To the extent that Employee does not use the full three weeks of vacation time in any given year, Employee may accrue and carry forward such unused time up to a maximum accrual of five weeks.

3.6    Vehicle-related Expenses

During the term of his employment, Employee shall be eligible for reimbursement of expenses for his personal vehicle used for business purposes.  Reimbursement of these vehicle-related expenses shall be limited to RMB ¥5,000 per month.  All reimbursed expenses must be based on properly submitted expense invoices or receipts.

3.7   Other Expenses

Employee agrees to submit all out-of-pocket expenses incurred in connection with Company business on a timely basis.   During the term of this Agreement, Company will reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as Company may from time to time reasonably establish for its employees.

4.    Severance Compensation

4.1   Termination Other Than for Cause

In the event Employee's employment is terminated in a Termination Other Than for Cause or by Company due to Employee’s disability, Employee will be paid as severance pay Employee's Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee's employment is terminated and ending on the date which is one (1) month thereafter.

4.2   Change in Control

In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company prior to the Termination Date, Employee will be paid as severance pay Employee's Base Salary, as defined in Section 3.1, for the period commencing on the date that Employee's employment is terminated and ending on the date which is one (1) month thereafter.  For purposes of this Agreement, a “change in control” shall be defined as the sale of more than fifty (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities.

4.3   Other Termination

In the event of a Voluntary Termination, Termination for Cause or Death, Employee or Employee's estate will not be entitled to any severance pay.

5.    Confidentiality and Noncompetition

5.1   Confidentiality

Because of Employee's employment by the Company, Employee will have access to trade secrets and confidential information about the Company, its products, its customers, and its methods of doing business (the "Confidential Information").  During and after the termination of Employee's employment by the Company, Employee may not directly or indirectly disclose or use any such Confidential Information; provided, that Employee will not incur any liability for disclosure of information which (a) is required in the course of Employee's employment by the Company, (b) was permitted in writing by the Board or (c) is within the public domain or comes within the public domain without any breach of this Agreement.

5.2   Noncompetition

In consideration of Employee's access to the Confidential Information, Employee agrees that for a period of twelve (12) months after termination of Employee's employment, Employee will not, directly or indirectly, use such Confidential Information to compete with the business of the Company, as the business of the Company may then be constituted, within any state, region or locality in which the Company is then doing business or marketing its products.  Employee understands and agrees that direct competition means development, production, promotion, or sale of products or services competitive with those of Company.  Indirect competition means employment by any competitor or third party providing products competing with Company's products, for which Employee will perform the same or similar function as he performs for Company.  In addition, for a period of twelve (12) months after termination of Employee's employment, Employee will not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of Company, nor will Employee initiate discussions, negotiations or contacts with persons known by Employee to be a customer or supplier of the Company at the time of Employee's termination of employment for the purpose of competing with the  Company.  Notwithstanding anything to the contrary contained in the Agreement, the provisions of this Section 5.2 will not be applicable in the event of any Termination Other Than for Cause with respect to Employee.

6.   Miscellaneous

6.1   Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

6.2  Entire Agreement; Modification

Except as otherwise provided in the Agreement and in any Option Agreement entered into pursuant the Agreement, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any  understandings, agreements, or obligations respecting any past or future compensation, bonuses,  reimbursements, accrued vacation time or other payments to Employee from Company.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.3   Notice

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, telecopier or telegram, or first class mail, certified or registered with return receipt  requested, and will be deemed to have been duly given upon receipt if personally delivered,  three (3) days after mailing, if mailed, or twenty-four (24) hours after transmission, if delivered by telecopies or telegram, to the respective persons  named below:

If to Company:

AXM Pharma, Inc.

7251 West Lake Mead Blvd., Suite 300

Las Vegas, NV 89128

If to Employee:

Zhengyu Kong

Beijing, China

Any party may change such party's address for notices by notice duly given pursuant to this Section.

6.4   Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

6.5   Governing Law

This Agreement is to be governed by and construed in accordance with the laws of the state of Nevada applicable to contracts.  Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement (except for any controversy or claim with respect to Section 5, which may be submitted, at the option of the Company, to any court of competent jurisdiction located within Las Vegas, Nevada), is to be settled by arbitration in Las Vegas, Nevada in  accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.  There must be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by  the two arbitrators so chosen.  Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties.  Notwithstanding anything in this Agreement to the contrary, if any controversy or claim arises between the parties under Section 5 of this Agreement, the Company will not be required to arbitrate that controversy or claim but the Company will have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such controversy or claim.  If such judicial proceedings are instituted, the parties agree that such proceedings will not be stayed or delayed pending the outcome of any arbitration proceeding under this Agreement.

6.6   Survival of Company's Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

6.7   Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

6.8   Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

6.9   Indemnification

The Company agrees that it will indemnify and hold the Employee harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Employee's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to  be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AXM PHARMA, INC.

By: __________________________________

Weishi Wang, Chairperson

EMPLOYEE

        _________________________________________

Zhengyu Kong